Exhibit 10.18

August 23, 2019

Michael W. Hamilton

[***]

Dear Michael:

On behalf of Griid Infrastructure LLC, a Delaware limited liability company (“Griid” or the “Company”), I am pleased to extend this offer of full-time employment to you for the Company position of Chief Technology Officer. We believe this is an excellent opportunity for you to join a growing, infrastructure-focused company and make a significant impact on the success of the Company.

Timing

Your start date will be August 26, 2019 (“Employment Commencement Date”).

Employment and Reporting Structure

The Company shall employ you, and you shall serve the Company, as Chief Technology Officer. In such capacity you shall perform the duties and discharge the responsibilities assigned to or requested of you from time to time by the Company which initially shall be as described in Schedule I. You will initially report to Trey Kelly (or “Trey”), the Chief Executive Officer and Manager of the Company. You agree to perform your duties and responsibilities pursuant hereto in a professional and diligent manner and devote all of your working time to the performance of such duties and responsibilities. In the interest of clarity, you will not be able to undertake other work you are compensated for (with cash, equity, or otherwise) during the time of your employment without Trey’s explicit and written consent.

Salary

During the term of your employment by the Company, the Company shall pay you a salary at an initial rate of US$180,000.00 per calendar year (pro-rated for periods of less than a full calendar year), payable to you in equal installments in accordance with the Company’s standard payroll payment practices which may or may not be updated without written notice.

Bonus

You will be eligible to earn a discretionary, performance-based target bonus of up to $100,000.00 per calendar year based on mutually agreed criteria and objectives, including company goals. As this is a target bonus, it is not capped and may be exceeded. Payment of any bonus will be determined in accordance with company policies.

Equity Grant

Subject to approval by the Manager in its sole discretion, the Company will recommend you for a sum certain of equity grant of Units equal to 1%, at a purchase price per unit equal to the fair market value of such unit on the date of grant, as determined by the Manager at the time of grant. Your unit grant shall be subject to (i) vesting pursuant to the Company’s standard vesting schedule, with twenty-five percent (25%) on the one-year anniversary of your start date and the balance after that monthly in increments of 1/36 over a thirty-six (36) month period, with all such vesting subject to continued employment or service to the Company through the applicable vesting date, and (ii) such other terms and conditions as shall be set forth in a written unit grant agreement, and Company operating agreement to be entered into between you and the Company, copies of which shall be provided following Manager approval. As a condition to such grant, the Company may require you to enter into one or more other written agreements by and among the Company and its equity holders, providing for, among other things, restrictions on transfer of share of capital equity of the Company held by you, agreements regarding the voting of such equity, and a standard lock-up agreement.

At-Will Employment

You and the Company acknowledge and agree that, except as otherwise expressly provided by this agreement or any other written agreement between you and the Company, your employment by the Company is “at will” and may be terminated by either you or the Company at any time for any reason, or no reason. Your employment at will status can only be modified in a written agreement signed by you and by an officer of the Company.

Termination of Employment and Severance

Provided that you satisfy the Conditions (as defined below in (c) below), if you are involuntarily terminated not for Cause then:

(a)

During the period between your employment Commencement Date and the first anniversary of such date, the Company will pay you cash severance pay at a rate equal to your base salary in effect at the time of your separation for a period of four (4) weeks.

(b)

At any time following the first anniversary of your Employment Commencement Date, the Company will pay you cash severance pay at a rate equal to your base salary in effect at the time of your separation for a period of two (2) weeks.

(c)	Release and Return of Property Required to Receive Severance (“Conditions”)

(1)

To receive the severance benefits set forth in (a) and (b) above, you must execute (and do not revoke) a full and complete general release of all claims in a form provided by the Company (the “Release”) by the thirtieth (30th) day after your Separation.

(2)

If you have not returned all Company property following your separation, provided that the Company sends written notice describing such unreturned property in reasonable detail and you fail to return such property within ten (10) days of receipt of such notice, you shall not be entitled to the severance benefits set forth above until such until such time that you have returned such Company property.

For purposes of this letter:

“Cause” shall mean any of the following: (i) gross neglect, or willful or reckless misconduct with respect to the performance of duties that continues following notice and an opportunity to cure; (ii) a conviction or uncontested plea by you of a federal or state law which is a felony and reasonably and materially affects the Company; (iii) you recklessly or intentionally causing damage to property (tangible or intangible) of Griid or its affiliated companies and key partners; (iv) your conduct bringing Griid or any of its affiliates into public disgrace or disrepute; or (v) any material breach of this letter or the RCA (defined below) that is not cured within ten (10) days of written notice thereof by the Company, or that is not capable of cure.

Benefits

You will be eligible to participate in any employee benefit plans and programs in effect from time to time, subject to satisfaction of any applicable eligibility requirements. Nothing in the foregoing shall limit or restrict the Company’s discretion to amend or terminate any such plan or program without notice to you and without your consent.

Paid Time Off

Griid provides an honest and balanced PTO policy. You will not accrue PTO throughout the year, but you can request time off as needed. All PTO is subject to the approval of your manager.

Expenses

You shall be entitled to reimbursement by the Company for all reasonable travel and other expenses actually incurred by you in connection with the performance of your duties for the Company, contingent upon your delivery to the Company of receipts or other appropriate written evidence of such expenditures as required by the appropriate Internal Revenue Service regulations or by the Company; provided, that, all such expenses shall be approved in advance by the Manager or are within budgets pre-approved by the Manager or otherwise in accordance with any applicable expense reimbursement policies of the Company in effect from time to time, as a condition to reimbursement thereof.

Confidentiality, Non-Solicitation and Non-Compete Agreement

As a material condition to your employment, you shall be required to execute and deliver to the Company, upon acceptance of this offer of employment, the Confidentiality, Non-Solicitation and Non-Compete Agreement, between you and the Company, in the form attached hereto as Exhibit A (the “Restrictive Covenant Agreement”). You acknowledge and agree that the obligations and restrictions imposed on you under the Restrictive Covenant Agreement are a material inducement to the Company’s offer of employment to you hereunder and a material condition to your employment by the Company hereunder.

Taxes; Withholding

You hereby acknowledge and agree that, notwithstanding any provision herein to the contrary, the Company shall have the power to withhold from (and thereby reduce) any payments of salary or other compensation or benefits due to you under this agreement or under any other plan, policy, benefit or agreement of or with the Company, or (to the extent that taxes are under-withheld on amounts previously paid by the Company to you or taxes are due on income taxable to you without the receipt of sufficient cash) require you to remit to the Company promptly upon notification of the amount due, an amount, determined in the Company’s sole discretion, in each case as necessary to satisfy all of the Company’s obligations regarding federal, state, local and foreign withholding tax requirements (including social security, employment and similar payroll deductions) with respect to your compensation pursuant to this agreement and/or with respect to any other payment of cash, or issuance or delivery of any other property, to you or to any third party for your account or benefit, and the Company, as applicable, may defer any such payment of cash or issuance or delivery of such other property until such requirements are satisfied, in the Company’s sole discretion. Notwithstanding anything to the contrary herein, you acknowledge and agree that you are responsible for payment of any and all personal income tax obligations to any and all applicable local, state, federal or foreign agencies associated with your compensation from the Company.

Section 409A

This Agreement is intended to comply with Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended, or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.

Notwithstanding any other provision of this Agreement, if any payment or benefit provided to you in connection with your termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to you in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

Enforceability

It is the desire and intent of you and the Company that the provisions of this agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. In case any provision of this agreement shall be finally determined by a court or competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be deemed to be deleted, but the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Governing Law; Consent to Jurisdiction

This agreement shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to any choice of laws or conflicts of laws provisions). Each of the parties hereby irrevocably and unconditionally submits to the jurisdiction of the United States District Court for the Eastern District of New York and/or any state court of the state of New York located in New York, City, NY, and irrevocably agrees that all actions or proceedings arising out of or relating to this agreement or the transactions contemplated hereby may be litigated in such courts. Each of the parties irrevocably waives any objection which he, she or it may now or hereafter have to the laying of the venue of any such proceeding in any such court and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. You and the Company agree that (a) service of process in any such action or proceeding may be effected in any manner permitted for giving of notice in this agreement and/or in any other manner permitted by applicable law, and (b) any judgment or award rendered on or in respect of this agreement may be entered in and enforced by any court in the world having jurisdiction.

Waiver of Jury Trial

Each of the parties hereby waives, to the fullest extent permitted by applicable law, any right he, she or it may have to a trial by jury in respect of any action or proceeding arising out of, under or in connection with this agreement. Each of the parties (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that the other party would not, in the event of litigation, seek to enforce the foregoing waiver, and (b) acknowledges that he, she or it and the other party hereto have been induced to enter into this agreement, by, among other things, the mutual waivers and certifications contained herein.

Miscellaneous

No modification, amendment or waiver of any provision hereof, or consent required hereby, nor any consent to any departure herefrom, shall be effective unless it explicitly states the intent of both parties hereto to supplement the terms herein and is in writing and signed by the parties hereto. This Agreement is personal to you and shall not be assigned by you. Any purported assignment by you shall be null and void. You hereby acknowledge and agree that the Company may assign its rights and obligations under this agreement and in and to any and all intellectual property owned by or assigned to it pursuant to this agreement and/or the Restrictive Covenant Agreement without restriction. The provisions hereof, together with the Restrictive Covenant Agreement, contain the entire agreement among the parties hereto with respect to the matters set forth herein (and therein), and supersede all prior agreements or understandings among the parties hereto with respect to the matters set forth herein (and therein). This agreement may be executed in one or more counterparts, each executed counterpart (including executed counterparts delivered by facsimile or by e-mail) to be deemed an original instrument, and all such counterparts together to be deemed but one agreement. Any notice required or permitted to be given under this agreement shall be given in writing and shall be deemed effectively given upon personal delivery, upon delivery by nationally recognized overnight courier (signature or evidence of delivery required), or three (3) days following deposit in the mail, by registered or certified mail (return receipt requested), addressed to the other party hereto at their address hereinafter shown below their signature to this agreement (or in the case of the Company, to its principal office) or at such other address as such party may designate by written notice to the other party hereto in accordance with this provision.

Conditions of Employment

This offer is valid until withdrawn or for two (2) days, whichever is shorter, and is contingent upon your signing, as a pre-condition of employment, an Employee Proprietary Information, Inventions, Non-Solicitation and Non- Competition Agreement (“Restrictive Covenant Agreement” or “RCA”). Please review this document carefully and note the specific obligations therein.

Conclusion

This letter, together with your RCA, forms the complete and exclusive statement of the terms of your employment with Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company.

Please sign and date this letter, and the RCA and return them at your earliest convenience, if you wish to accept employment at the Company under the terms described above.

Mike, I am extremely excited to have you join the Griid team and I’m confident in the meaningful, positive impact you will make.

Acknowledgment of Full Understanding

YOU ACKNOWLEDGE AND AGREE THAT YOU HAVE FULLY READ, UNDERSTAND AND ARE VOLUNTARILY ENTERING INTO THIS AGREEMENT, AND THAT YOU HAVE HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF YOUR CHOICE BEFORE SIGNING THIS AGREEMENT.

[Signature Page Follows]

Please indicate your acknowledgement of, and agreement to, the terms of this agreement by signing below and returning this agreement as signed by you to the Company.

We look forward to working with you.

Sincerely,

Griid Infrastructure LLC

By:	/s/ Trey Kelly
Trey Kelly
Founder & CEO

Accepted and Agreed:

By:	/s/ Michael W. Hamilton
Michael W. Hamilton

Date: 8/23/2019

EXHIBIT A

GRIID INFRASTRUCTURE, LLC

RESTRICTIVE COVENANT AGREEMENT //

A CONFIDENTIALITY, NON-SOLICITATION AND NON-COMPETE AGREEMENT

This CONFIDENTIALITY, NON-SOLICITATION AND NON-COMPETE AGREEMENT (this “Agreement”) is made between Griid Infrastructure LLC, a Delaware limited liability company (the “Company”), and the undersigned employee (the “Employee”). In consideration for Employee’s employment, Employee hereby acknowledges and agrees as follows:

1.    CONFIDENTIAL INFORMATION

(a)

The Company is in the business consisting of, among other things, owning and operating blockchain processing and artificial-intelligence, high-compute datacenter facilities, and selling cryptocurrency mining hash power to third-parties (the “Company Business”). Confidential information and trade secrets (collectively, “Confidential Information”) are valuable Company assets that Employee is required to protect and preserve.

(b)

Employee acknowledges, covenants, and agrees that during the course of Employee’s employment with Company, Employee will come into contact with and have access to various technical and non-technical Confidential Information which is the property of the Company. This information relates both to the Company and any persons, firms, corporations or other entities which are customers of the Company or other entities that have dealings with the Company. Employee acknowledges and agrees that Employee is being provided access to such Confidential Information subject to and solely based upon Employee’s agreement to the covenants set forth in this Agreement, and Employee would not otherwise be afforded access to such information.

(c)

Confidential Information consist of any information which is not generally known, is or may be used in the Company’s business, could give competitors an advantage if they knew about it, or could impact upon the Company’s internal operations. Such Confidential Information includes, but is not limited to: (i) information with respect to costs, profits, sales, markets, products and product formulae, mailing lists, new business, strategies and plans for future business, product or other development, new and innovative product ideas, potential acquisitions or divestitures, emerging markets and new marketing ideas; (ii) methods, procedures, devices, machines, equipment, data processing programs, software computer models, social media strategy, application software for mobile phones, tablets and other electronic devices, research projects, and other means used by the Company in the conduct of its business; (iii) the identity of the Company’s customers, vendors, distributors and suppliers, the names of representatives of the Company’s customers, vendors, distributors and suppliers, the amounts paid by or to the Company by such customers, vendors, distributors and suppliers, personnel placement prospects or contacts, specific customer needs, requests and requirements, and leads and referrals to prospective customers; and (iv) the identity and number of the Company’s employees and confidential information obtained from their personnel files — all of which information Employee acknowledges and agrees is not generally known or available to the general public, but has been developed, compiled and/or acquired by the Company at its great effort and expense. Confidential Information can be in any form: oral, written or machine readable, including electronic files.

(d)

Employee covenants and agrees to hold all Confidential Information and any data or documents containing or reflecting Confidential Information in the strictest confidence, and that both during employment and at any time after Employee’s employment with the Company, Employee will not, without the prior written consent of the Chief Executive Officer of the Company or his designee(s), disclose, divulge or reveal to any person, or use for any purpose other than for the exclusive benefit of the Company, any Confidential Information, whether contained in Employee’s memory or embodied in writing or other physical form.

(e)

Employee covenants and agrees to deliver to the Company immediately upon cessation of employment or at any time the Company so requests, (i) any and all documents, files, notes, memoranda, manuals, forms, databases and/or other computer programs reflecting any Confidential Information, or otherwise relating to the Company; (ii) any and all passwords for the Company’s computers and systems Employee possesses; (iii) lists of the Company’s customers, vendors, distributors and suppliers or leads or referrals thereto; and (iv) any and all computer equipment, home office equipment, or other business equipment belonging to the Company which Employee may then possess or have under Employee’s control.

(f)

Employee further covenants and agrees that Employee shall report immediately to the Chief Executive Officer of the Company or his designee(s) (i) any and all unauthorized disclosures, revelations or uses of any Confidential Information by any person or employee of the Company, and (ii) any and all requests made to Employee that he or she disclose, reveal or misuse any Confidential Information.

2.    NON-SOLICITATION OF CUSTOMERS

(a)

Employee acknowledges and agrees that solely by reason of employment by the Company, Employee has and/or will come into contact with some, most or all of the Company’s customers and may have access to Confidential Information regarding the Company’s customers.

(b)	Consequently, Employee covenants and agrees that in the event of termination of employment by the Company, whether such termination is voluntary or involuntary,

Employee will not, for a period of one (1) year following such termination, directly or indirectly, solicit, contact, do business with, call upon, communicate with or attempt to do any of these things, with any Company customer in a manner intended or reasonably likely to negatively affect such customer’s relationship or level of business with the Company. This restriction shall apply to:

(1)	any Company customer with whom Employee had contact during the last two (2) years of employment with the Company; or

(2)	any Company customer about whom Employee obtained Confidential Information during the last two (2) years of employment with the Company.

3.    NON-SOLICITATION OF VENDORS, DISTRIBUTORS AND SUPPLIERS

(a)

Employee acknowledges and agrees that solely by reason of employment with the Company, Employee has and/or will come into contact with some, most or all of the Company’s vendors, distributors and suppliers, and may have access to Confidential Information regarding the Company’s vendors, distributors and suppliers.

(b)

Consequently, Employee covenants and agrees that in the event of termination of employment with the Company, whether such termination is voluntary or involuntary, Employee will not, for a period of one (1) year following such termination, directly or indirectly, solicit, contact, do business with, call upon, communicate with or attempt to do any of these things, with any of the Company’s vendors, distributors or suppliers in a manner intended or reasonably likely to negatively affect such vendor’s, distributor’s or supplier’s relationship or level of business with the Company’s. This restriction shall apply to:

(1)	any vendor, distributor, or supplier of the Company with whom Employee had contact during the last two (2) years of employment with the Company; or

(2)	any vendor, distributor, or supplier of the Company about whom Employee obtained Confidential Information during the last two (2) years of employment with the Company.

4.    NON-SOLICITATION OF EMPLOYEES

Employee agrees that Employee will not, during the term of employment with the Company and for an additional period of one (1) year thereafter, either voluntarily or involuntarily, for any reason whatsoever, directly or indirectly, individually or on behalf of others, aid or endeavor to solicit or induce any other employee or consultant of the Company to leave the employment or service of the Company, in order to accept competitive employment of any kind with any person, firm, partnership, corporation or other entity.

5.    NON-COMPETITION

Employee covenants and agrees that so long as Employee is employed by the Company and for a period of one (1) year after such employment is terminated, whether voluntarily or involuntarily, Employee will not, without the express written consent of the Chief Executive Officer of the Company or his designee(s), directly or indirectly, be employed by, own, manage, operate, control, participate in, or be associated in any manner with the ownership, management, operation or control of any company or other business or entity engaged in Company Business or the development, manufacture, marketing, dissemination, sale, distribution or offering of products or services that are competitive to products or service offered by the Company.

6.    EMPLOYEE INVENTIONS; EXISTING BUSINESS RELATIONSHIPS

(a)

Employee agrees to disclose promptly to the Company, and to hereby assign and agree to assign to the Company or its designee, Employee’s entire right, title and in and to all Inventions which relate to the work that Employee performs for the Company and which are conceived or reduced to practice by Employee (a) during the period of Employee’s employment or engagement, or (b) within one (1) year of the termination of Employee’s employment or engagement for any reason, if based on or related to Confidential Information, to the extent permitted by applicable law.

(b)

No rights are hereby conveyed in Inventions, if any, made by Employee prior to employment or engagement with the Company, which are identified in Schedule A attached to and made a part of this Agreement. Employee hereby certifies that Schedule A contains no confidential information that Employee is prohibited from disclosing by contract or by law. Specifically, this Paragraph does not apply to any Inventions developed by Employee:

(1)	for which Employee did not use any equipment, supplies, facilities, or Confidential Information of the Company;

(2)	which Employee developed entirely on Employee’s own time outside Employee’s working hours with the Company; and

(3)	which do not relate to the actual or anticipated work of the Company, which do not relate to the Company’s Business, and which do not result from any work performed by Employee for the Company.

(4)

For the purpose of this agreement, the term “Inventions” includes but is not limited to all products, designs, specifications, trademarks, service marks, discoveries, formulae, processes, manufacturing techniques, trade secrets, inventions, creations, improvements, ideas, and work product, or contributions thereto, regardless of whether patented, copyrighted or otherwise protected, and regardless of whether containing or constituting Confidential Information. Employee agrees that

Employee does not and will not assert any rights against the Company with respect to any invention to which this paragraph applies which is not patented or which is not listed in Schedule A.

(c)

Employee has no active business relationships, employment contracts, non-competition agreements, non-disclosure agreements, management agreements or ownership positions in entities other than those listed in Schedule A.

7.    FULL FAITH AND DEVOTION AND CONFLICT OF INTEREST

Employee agrees to serve the Company faithfully, devote Employee’s full working time, attention, and energies to the business of the Company, and perform Employee’s duties to the best of Employee’s abilities. To the extent permitted by applicable law, Employee may participate in other outside business, charitable and/or civic activities provided such activities are not inconsistent with Employee’s duties under this Agreement, will not create a conflict of interest, will not be disadvantageous to the Company, and, with respect to outside business activities only, Employee discloses to and receives written approval from the Chief Executive Officer or his designee(s) prior to engaging in such activities.

Employee may not use Employee’s position, influence, knowledge of or Confidential Information or Company assets for personal gain. A direct or indirect financial interest, including joint ventures in or with a supplier, vendor, customer or prospective supplier, vendor or customer without prior disclosure and written approval from the Chief Executive Officer of the Company or his or their designee(s) is strictly prohibited.

8.    ENFORCEMENT

Employee acknowledges and agrees that compliance with the covenants set forth in this Agreement is necessary to protect the business and goodwill of the Company and that any breach of paragraphs 1 through 7 or any subparagraph thereof will result in irreparable and continuing harm to the Company, for which money damages will not provide adequate relief. Accordingly, in the event of any breach or anticipatory breach of paragraphs 1 through 7 by Employee, the Company and Employee agree that the Company shall be entitled to the following particular forms of relief as a result of such breach, in addition to any remedies otherwise available to it at law or equity: (a) injunctions, both preliminary and permanent, enjoining or restraining such breach or anticipatory breach, and Employee hereby consents to the issuance thereof forthwith and without bond by any court of competent jurisdiction; (b) recovery of all reasonable sums and costs, including attorneys’ fees, incurred by the Company to enforce the provisions of this Agreement; and (c) forfeiture of Employee’s eligibility to participate in the Plan to the extent permitted by the Plan documents and applicable law.

9.    SECRET INFORMATION BELONGING TO OTHERS

Employee represents that Employee’s employment with the Company does not and will not breach any agreements with or duties to a former employer or any other third party to keep secret confidential information belonging to others or to assign inventions to them. Employee will not disclose to the Company or use on its behalf any confidential information belonging to others.

10.    MODIFICATION

No modification of this Agreement shall be valid unless made in writing, wherein specific reference is made to this Agreement, and signed by both parties hereto.

11.    BINDING EFFECT

This Agreement shall be binding upon Employee, Employee’s heirs, executors, assigns, and administrators and is for the benefit of the Company, together with its officers, directors, parents, subsidiaries, affiliates, divisions, successors and assigns.

12.    EXTENSION OF RESTRICTIVE PERIODS

The restrictive periods set forth in this Agreement (including those set forth in Sections 2, 3, 4, 5 and 6 hereof) shall not expire and shall be tolled during any period in which Employee is in violation of such restrictive periods, and therefore such restrictive periods shall be extended for a period equal to the durations of Employee’s violations thereof.

13.    CONSENT TO NOTIFY

In the event Employee ceases working for the Company, Employee hereby understands, acknowledges and agrees that the Company may notify Employee’s new employer or other relevant third parties during the duration of the restraints set forth in this Agreement about Employee’s rights and obligations under this Agreement and hereby consents to such notification.

14.    GOVERNING LAW

This Agreement shall be governed and construed in accordance with the laws of the state of New York, without regard to conflict of laws provisions. The parties being desirous of having any disputes resolved in a forum having a substantial body of law and experience with the matters contained herein, agree that any action or proceeding with respect to this Agreement shall be brought in the New York state court in New York City, New York or in the United States District Court for the Eastern District of New York and the parties agree to the jurisdiction thereof. The parties hereby irrevocably waive any objection they may now or hereafter have to the laying of venue of any such action in the said court(s), and further irrevocably waive any claim they may now or hereafter have that any such action brought in said court(s) has been brought in an inconvenient forum.

15.    ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties with respect to the subject matter of the Agreement, superseding all prior or contemporaneous agreements and understandings (whether oral or written) between the parties with respect to the subject matter of the Agreement.

16.    EMPLOYMENT AT-WILL

This Agreement is not an employment agreement. Employee acknowledges and agrees that employment with the Company is not for any specific period of time and Employee has the right to resign from such employment at any time Employee desires. Employee further acknowledges and agrees that the Company similarly has the right to terminate the employment relationship at any time it desires to do so, with or without cause and with or without notice.

17.    CONSTRUCTION

(a)	The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Employee.

(b)

If any term or provision of this Agreement or any portion thereof is declared illegal or unenforceable by any court of competent jurisdiction, such provision or portion thereof shall be deemed modified so as to render it enforceable, and to the extent such provision or portion thereof cannot be rendered enforceable, this Agreement shall be considered divisible as to such provision which shall become null and void, leaving the remainder of this Agreement in full force and effect.

18.    NON-WAIVER

The failure of either the Company or Employee, whether purposeful or otherwise, to exercise in any instance any right, power, or privilege under this Agreement or under law shall not constitute a waiver of any other right, power, or privilege, nor of the same right, power, or privilege in any other instance. Any waiver by the Company or by Employee must be in writing and signed by either Employee, if Employee is seeking to waive any of his or her rights under this Agreement, or by the Chief Executive Officer of the Company or his designee(s).

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have knowingly and voluntarily caused this Confidentiality, Non-Solicitation and Non-Compete Agreement to be executed as of the date set forth below.

Date: 8/23/2019	Michael Hamilton

/s/ Michael Hamilton
EMPLOYEE SIGNATURE

GRIID INFRASTRUCTURE LLC

Date: 8/23/2019	James D Kelly III
NAME

Founder & CEO
TITLE

/s/ James D Kelly III
SIGNATURE

SCHEDULE A

LIST OF INVENTIONS PRIOR TO EMPLOYMENT WITH THE COMPANY:

Employee represents that he or she has no such inventions by initialing below next to the word “NONE”.

NONE: [***]

LIST OF ACTIVE BUSINESS CONTRACTS EMPLOYEE IS PARTY TO AND/OR ENTITIES OF WHICH EMPLOYEE IS AN OWNER (OR AN AFFILIATE OF EMPLOYEE IS AN OWNER: